UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 25, 2022
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
65 Market Street
Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman
Cayman Islands		KY1-1205
(Address of principal executive offices)		(Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares	GLRE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2022, Greenlight Capital Re, Ltd. (the “Company”) and Greenlight Reinsurance, Ltd. (“Greenlight” and, together with the Company, the “Employer”) announced that Laura Accurso, General Counsel, Corporate Secretary, and Chief Compliance Officer of the Employer, will separate from the Employer, effective as of December 31, 2022 (the “Effective Date”), pursuant to a Deed of Settlement and Release, dated October 25, 2022, by and among the Employer and Ms. Accurso (the “Separation Agreement”). To ensure a smooth transition, the Employer and Ms. Accurso entered into a consulting agreement, dated October 25, 2022, pursuant to which Ms. Accurso will provide non-employee consulting and advisory services to the Employer, on a non-exclusive basis, from January 1, 2023 until April 30, 2023 (the “Consulting Agreement”).

The Separation Agreement provides that Ms. Accurso will receive benefits, consisting of (i) a cash severance amount equal to $1,000,000, less applicable taxes and deductions, of which $250,000 is payable within two and one half months of the Effective Date, and $750,000 is payable over twelve months in substantially equal installments commencing on the sixtieth day after the Effective Date, (ii) payment equivalent to statutory severance in the amount of $105,770, less applicable taxes and deductions, payable within two and one half months of the Effective Date, (iii) payment by the Employer of the medical insurance premiums for Ms. Accurso and her dependents for a period of six months following the Effective Date, (iv) accelerated vesting of Ms. Accurso’s unvested time-based equity awards, and (v) continued vesting eligibility of Ms. Accurso’s performance-based equity awards. Additionally, under the terms of the Separation Agreement, Ms. Accurso is entitled to any accrued and unpaid base salary through the Effective Date, unreimbursed expenses, and accrued but unused vacation pay in accordance with the terms of the Employer’s policy.

As consideration for the foregoing, Ms. Accurso has agreed to a general release of all claims against the Employer and its affiliates, and a twelve-month post-Effective Date non-solicitation covenant. The Separation Agreement confirms that certain provisions contained in Ms. Accurso’s employment agreement with the Employer, dated October 1, 2017, as amended, including confidentiality, non-competition, certain restrictions relating to the disclosure of proprietary information, and ownership of the Employer work product, shall remain in full force and effect. The Separation Agreement also contains customary terms applicable to the departure of an executive of the Employer, including confidentiality and mutual non-disparagement.

The Consulting Agreement provides that in consideration of the services to be provided, Ms. Accurso will receive consulting fees of $25,000 per month. Either party may terminate the Consulting Agreement for any reason upon 30 days’ written notice and the Employer may terminate the Consulting Agreement without notice at any time for cause.

The descriptions of the Separation Agreement and Consulting Agreement herein do not purport to be complete and each is qualified in its entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, respectively, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Deed of Settlement and Release, dated as of October 25, 2022, by and among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Laura Accurso.
10.2	Consulting Agreement, dated as of October 25, 2022, by and among Greenlight Capital Re, Ltd., Greenlight Reinsurance, Ltd. and Laura Accurso.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Neil Greenspan
Name:	Neil Greenspan
Title:	Chief Financial Officer
Date:	October 25, 2022